Exhibit 16.1

May 10, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for CopyTele, Inc. and, under the date of January 29, 2013, we reported on the consolidated financial statements of CopyTele, Inc. as of and for the years ended October 31, 2012 and 2011. On May 6, 2013, we were dismissed. We have read CopyTele Inc.’s statements included under Item 4.01 of its Form 8-K dated May 10, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with CopyTele, Inc.’s statements that the change was approved by the Board of Directors, when or whether the Board of Directors approved the appointment of Haskell & White LLP as CopyTele Inc.’s new independent registered accounting firm, and that Haskell & White LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on CopyTele Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP